Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

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August 11, 2022

Global Business Travel Group, Inc.
666 3rd Avenue, 4th Floor
New York, NY 10017

Re:	Global Business Travel Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Global Business Travel Group, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof. The Registration Statement relates to the registration by the Company of (i) 47,870,291 shares (the “EIP Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), reserved for issuance pursuant to awards that may be granted under the Company’s 2022 Equity Incentive Plan (the “EIP”), (ii) 11,068,989 shares (the “ESPP Shares”) of Common Stock reserved for purchase under the Company’s Employee Stock Purchase Plan (the “ESPP”) and (iii) 36,535,801 shares (the “MIP Shares,” and collectively with the EIP Shares and the ESPP Shares, the “Shares”) of Common Stock that may be issued pursuant to outstanding stock options under the Company’s Management Incentive Plan (the “MIP”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Global Business Travel Group, Inc.

August 11, 2022

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)            the Registration Statement;

(b)           a copy of the EIP;

(c)           a copy of the ESPP;

(d)           a copy of the MIP;

(e)           an executed copy of a certificate of Eric J. Bock, Chief Legal Officer, Global Head of M&A and Compliance and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)            a copy of certain resolutions of the Board of Directors of the Company adopted on May 25, 2022, certified pursuant to the Secretary’s Certificate;

(g)           a copy of certain resolutions of the Board of Directors of the Company adopted on May 27, 2022, certified pursuant to the Secretary’s Certificate;

(h)           a copy of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) as in effect as of May 27, 2022 and as of the date hereof, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate;

(i)             a copy of the Company’s By-Laws (the “By-Laws”), as in effect as of May 27, 2022 and as of the date hereof, and certified pursuant to the Secretary’s Certificate; and

(j)             a certificate, dated August 11, 2022, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions in the Secretary’s Certificate.

Global Business Travel Group, Inc.

August 11, 2022

In rendering the opinions stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to an eligible individual’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares have been or will be properly recorded in the books and records of the Company and (iii) each award agreement pursuant to which rights to acquire the Shares or other awards were granted pursuant to the EIP were or will be consistent with the EIP and the applicable form of award agreement and were or will be duly authorized, executed and delivered by the parties thereto, (iv) the consideration received by the Company for the Shares delivered pursuant to the EIP, ESPP and MIP, as applicable, shall not be less than the per share par value of the Shares and (v) the issuance of the Shares did not or will not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Certificate of Incorporation or Bylaws).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the eligible individuals in accordance with the terms and conditions of the EIP, ESPP and MIP, as applicable, and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

PMG